Exhibit 99.1

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NIELSEN MEDIA
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        RESEARCH


For Immediate Release
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Contact: Jack Loftus  212-708-7724


VNU INC. AND NIELSEN MEDIA RESEARCH SIGN MERGER AGREEMENT

Nielsen Media Research Shareholders to Receive $37.75 Per Share in Cash


NEW YORK, AUGUST 16, 1999 -Nielsen Media Research (NYSE:NMR), the leading provider of television audience measurement and related services in the United States and Canada, announced today that it has entered into a definitive merger agreement under which VNU USA Inc., a wholly-owned subsidiary of VNU NV, will acquire all of the common stock of Nielsen Media Research for $37.75 per share in cash. The aggregate value of the transaction will be approximately $2.7 billion.

Headquartered in Haarlem, the Netherlands, VNU is a publicly traded international publishing and information company whose operations include marketing information services, consumer and business magazines, newspapers, directory information services, educational textbooks, trade shows and entertainment. Worldwide, the company employs approximately 15,000 people and has annual revenues of more than $2.8 billion.

The definitive agreement provides for a cash tender offer by VNU USA for all of the outstanding shares of Nielsen Media Research common stock at a price of $37.75 per share. The tender offer will commence on August 20, 1999. The tender offer is subject to a minimum tender condition of a majority of the fully diluted Nielsen Media Research common shares being validly tendered and not withdrawn. The tender offer will be subject to the satisfaction of certain conditions specified in the tender offer materials. It is expected that the offer will be consummated by the fall of 1999.

Following completion of the tender offer, VNU USA will consummate a second-step merger in which the remaining Nielsen Media Research shares will be exchanged for the same cash consideration. The merger is subject to customary conditions.

The boards of directors of both companies have approved the transaction. Morgan Stanley Dean Witter acted as financial advisor to Nielsen Media Research and provided a fairness opinion to its Board of Directors. Simpson

Thacher & Bartlett acted as legal counsel. Merrill Lynch & Co. acted as exclusive financial advisor to VNU, and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel.

"This is an event of transforming importance for both VNU and for Nielsen Media Research," said John A. Dimling, president and chief executive officer for Nielsen Media Research. "For VNU, the merger provides opportunities for growth across the entire media landscape, including traditional and interactive media and Internet services. For Nielsen Media Research, the alliance provides opportunities to grow our core business in partnership with VNU in the United States and Canada, as well as opportunities for global expansion of our research and measurement business."

Nielsen Media Research (NYSE: NMR) is the leading provider of television audience measurement and related services in the United States and Canada. Its services provide audience estimates for all national program sources, including broadcast networks, cable networks, Spanish language television, and national syndicators. Local ratings services estimate audiences for each of the 210 television markets in the U.S., including electronic metered service in 46 markets. Nielsen Media Research provides competitive advertising intelligence information through Nielsen Monitor-Plus, and Internet usage and advertising information through Nielsen//NetRatings. Additional information is available at http://www.nielsenmedia.com.
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     Safe Harbor:
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     This news release includes statements that may constitute
     forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Nielsen Media Research believes the statements are reasonable, it can make no assurances that such expectations will prove to be correct. This information may involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with competition in the market for audience measurement, Internet or other measurement services; the ability to develop new or advanced technologies and systems for the company's business on a cost-effective basis; the ability to timely and cost-effectively resolve any problems associated with the Year 2000 issue; the results of litigation and other contingencies affecting the company; the ability to successfully achieve estimated effective tax rates and overhead levels; regulatory and legislative initiatives; leverage and debt service (including sensitivity to fluctuations in interest rates); compliance with covenants in loan agreements; the ability to obtain future financing on satisfactory terms; deterioration in economic conditions, particularly in the media or other industries where customers operate; and other factors detailed in the company's Securities and Exchange Commission filings.

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